UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 18, 2006

HRPT PROPERTIES TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-9317	04-6558834
(Commission File Number)	(IRS Employer Identification No.)

400 Centre Street, Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)

617-332-3990
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 11, 2006, HRPT Properties Trust, or the Company, issued 13,200,000 of its 6½% Series D Cumulative Convertible Preferred Shares, par value $0.01 per share, or Series D Preferred Shares, at $25 per share in an underwritten public offering. In connection with this offering, the Company granted the underwriters an option to purchase up to an additional 1,980,000 Series D Preferred Shares at $25 per share plus accrued distributions to cover over-allotments, if any, within 30 days from the date of the related purchase agreement. On October 18, 2006, the Company issued an additional 1,980,000 Series D Preferred Shares pursuant to this over-allotment option. The estimated net proceeds from both issuances, after underwriting and other offering expenses, were $368.3 million. The Company used a portion of the net proceeds to reduce amounts outstanding on its revolving bank credit facility and intends to use the remainder of the net proceeds for general business purposes, including acquisitions.

A final prospectus supplement relating to the Series D Preferred Shares has been filed with the Securities and Exchange Commission. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale is not permitted.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS CURRENT REPORT ON FORM 8-K CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS, INCLUDING WITH RESPECT TO THE USE OF PROCEEDS FROM THE ISSUANCE OF THE SERIES D PREFERRED SHARES. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON THE COMPANY’S PRESENT BELIEFS AND EXPECTATIONS, BUT MAY NOT OCCUR DUE TO MANY DIFFERENT REASONS, SOME OF WHICH ARE BEYOND THE COMPANY’S CONTROL. FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HRPT PROPERTIES TRUST

By:	/s/ John C. Popeo
John C. Popeo Treasurer and Chief Financial Officer Dated: October 19, 2006